Exhibit 23(m)
                          ADMINISTRATIVE SERVICES PLAN


     SECTION 1. This Administrative Services Plan (the "Plan") constitutes the administrative services plan for the Portfolios listed on Exhibit A (singly, a "Portfolio" and collectively, the "Portfolios"), each a series of Meeder Premier Portfolios (the "Trust"), and is adopted upon review and approval by the Board of Trustees of the Trust.

     SECTION 2. Upon the recommendation of the administrator of the Portfolios, any officer of the Trust is authorized to execute and deliver, in the name and on behalf of a Portfolio, written agreements in substantially the form duly approved by the Board of Trustees of the Trust ("Servicing Agreements") with financial institutions which are shareholders of record or which have a servicing relationship ("Service Organizations") with the beneficial owners of a Portfolio's shares of beneficial interest ("Shares"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein and as described in a Portfolio's applicable Prospectus to their customers who own Shares of record or beneficially. In consideration for providing such services, a Service Organization will receive a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, and up to 0.35% of the net asset value for Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer, insurance company or other qualified institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by a Portfolio with respect to its Shares in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of that Portfolio. All Rule 12b-1 fees, shareholder servicing fees and other distribution, administrative or service fees received by a Portfolio (or its agent) from any underlying funds in which that Portfolio invests shall be used to pay for all or a part of the services received by that Portfolio pursuant to the Plan.

     SECTION 3. So long as this Plan is in effect, the administrator shall provide to a Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     SECTION 4. The Plan shall not take effect with respect to the Shares of a Portfolio until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Trustees who are not "interested persons" of that Portfolio (as defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Servicing Agreement, provided, however, that the Plan is not implemented prior to the effective date of the Trust's registration statement describing the Plan and its implementation with respect to that Portfolio.

     SECTION 5. Unless sooner terminated, this Plan shall continue until October 12, 2004, and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Trustees, including a majority of the Disinterested Trustees.

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     SECTION 6. This Plan may be amended at any time with respect to a Portfolio by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

     SECTION 7. This Plan is terminable at any time with respect to a Portfolio by vote of a majority of the Disinterested Trustees.

     SECTION 8. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of the Disinterested Trustees of the Trust.

     SECTION 9. This Plan has been adopted as of October 13, 2003.

     SECTION 10. The Trust is a business trust organized under the laws of the Commonwealth of Massachusetts and under a Declaration of Trust, to which reference is hereby made and a copy is on file at the office of the Secretary of the Commonwealth of Massachusetts as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a Portfolio or the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the Portfolio personally, but bind only the assets of the Trust, and all persons dealing with a Portfolio must look solely to the assets of that Portfolio for the enforcement of any claims against the Trust.